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                           NATIONAL PROCESSING, INC.
         Exhibit 11.1 -STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                              Year Ended December 31
                                             -----------------------
                                             1996      1995      1994
                                             ----      ----      ----
                                        (In Thousands, expect per share data)
PRIMARY
-------
Average shares outstanding                  46,090    43,100    43,100

Net effect of dilutive stock options--
based on the treasury stock method
using average market price                      60         0         0
                                                --         -         -
Total                                       46,150    43,100    43,100
                                            ======    ======    ======
Net income                                 $31,353   $25,806   $19,256
                                           =======   =======   =======
Per share amount                           $  0.68   $  0.60   $  0.45
                                           =======   =======   =======


FULLY DILUTED
-------------
Average shares outstanding                  46,090    43,100    43,100

Net effect of dilutive stock options--
based on the treasury stock method using
the year-end market price,
if higher than average market price             60         0         0
                                                --         -         -
Total                                       46,150    43,100    43,100
                                           =======   =======   =======
Net income                                 $31,353   $25,806   $19,256
                                           =======   =======   =======
Per share amount                           $  0.68   $  0.60   $  0.45
                                           =======   =======   =======